Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

IE PUBCO INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do hereby execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: IE PubCo Inc..

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, Delaware 19807. The name of the Corporation’s registered agent at such address is Maples Fiduciary Services (Delaware) Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

Section 1. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,000,000,000 which shall be divided into three classes as follows:

(i)	1,000,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”);

(ii)	500,000,000 shares of Class B Common Stock, $0. 0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

(iii)

500,000,000 shares of preferred stock, $0. 0001 par value per share (“Preferred Stock”), of which (y) 1,000 shares are designated as “Series I Preferred Stock” (“Series I Preferred Stock”) and (z) the remaining 499,999,000 shares may be designated from time to time in accordance with this Section 1.

Section 2. Except as required by the DGCL or as expressly provided in this Certificate of Incorporation, the exclusive right to elect members of the Board of Directors of the Corporation (the “Board”) shall be vested in the holder of Series I Preferred Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock shall have the exclusive right to vote for all other purposes. The holder of Series I Preferred Stock shall have one vote for each share of Series I Preferred Stock that is outstanding in its name on the books of the Corporation. Except as otherwise provided in this Certificate of Incorporation or by applicable law, each record holder of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which holders of Common Stock are entitled to vote. With respect to all matters on which holders of Common Stock are entitled to vote, and except as otherwise required by law or this Certificate of Incorporation, holders of the Class A Common Stock and holders of the Class B Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

Section 1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was serving at the request of the Corporation or any affiliate of the Corporation as an officer, director, employee, member, partner, manager, agent, fiduciary or trustee of another person (each, an “Indemnitee”) (provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services) who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of such Indemnitee’s status as such with respect to the Corporation (including Indemnitee’s service at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each, an “enterprise”), whether the basis of such proceeding is alleged action in an official capacity as an Indemnitee or in any other capacity while serving as an Indemnitee (including service as a director, officer, employee or agent of the Corporation or another enterprise), against all liability and loss suffered (including, without limitation, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended (the “ERISA excise taxes”), penalties and amounts paid in settlement) and expenses (including, without limitation, attorneys’ fees) reasonably incurred by such Indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, solely to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be or to serve in the capacity of Indemnitee (including any Indemnitee who has ceased to serve as a director, officer, employee or agent of the Corporation or another enterprise) and shall inure to the benefit of such Indemnitee’s heirs, executors, administrators, successors and assigns. Notwithstanding the foregoing provisions of this Section 2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the By-Laws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader rights to indemnification or advancement of expenses on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

(e) Any indemnification pursuant to this Section 2 shall be made only out of the assets of the Corporation. In no event may an Indemnitee subject any stockholders of the Corporation to personal liability by reason of the provisions set forth in this Certificate of Incorporation with respect to indemnification or any advancement of expenses. Without limiting the foregoing, any holder of Series I Preferred Stock shall not be personally liable for such indemnification or any advancement of expenses and shall have no obligation to contribute or loan any monies or property to the Corporation to enable it to effectuate such indemnification or to advance any expenses.

(a) Notwithstanding that an Indemnitee may have certain rights to indemnification and/or advancement of expenses provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to an advancement of expenses or indemnification set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to such Indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary); and (ii) shall be required to advance the full amount of expenses incurred by such Indemnitee and shall be liable for the full amount of all liabilities, without regard to any rights such Indemnitee may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any proceeding for which such Indemnitee has sought an advancement of expenses or indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation.

ARTICLE IX

The name and mailing address of the incorporator is Markeya Brown, c/o Vinson & Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinbefore named, do hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand this 3rd day of June, 2021.

/s/Markeya Brown
Markeya Brown
Incorporator

SIGNATURE PAGE TO CERTIFICATE OF INCORPORATION